UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

STIFEL FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-09305 (Commission File Number)	43-1273600 (IRS Employer Identification No.)

One Financial Plaza

501 North Broadway, St. Louis, Missouri 63102-2102

(Address of principal executive offices, including zip code)

(314) 342-2000

(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 1, 2011, Stifel, Nicolaus & Company, Incorporated ("Stifel Nicolaus"), a wholly owned subsidiary of Stifel Financial Corp. (the "Company"), received a "Wells Notice" from the staff of the Securities and Exchange Commission (the "SEC") advising Stifel Nicolaus that the staff intends to recommend the filing of a civil or administrative enforcement action against Stifel Nicolaus for possible violations of the securities laws relating to its role in certain investments made by five Southeastern Wisconsin school districts (the "school districts") and other post-employment benefits trusts established by the school districts ("OPEB trusts").  A "Wells Notice" is not a formal allegation nor a finding of wrongdoing. Recipients of "Wells Notices" have the opportunity to respond to issues raised in the staff's investigation prior to any decision on an enforcement proceeding by the SEC.  Stifel Nicolaus intends to respond and explain why it believes enforcement action is not warranted.

As previously disclosed in Item 3, "Legal Proceedings" in the Company's Annual Report on Form 10-K for the period ended December 31, 2010, filed February 28, 2011, the Company had received inquiries from the SEC and a state regulatory authority relating to the Company's role in investments made in 2006 by the school districts in transactions involving collateralized debt obligations ("CDOs"). Stifel Nicolaus is fully cooperating with the SEC and the state regulatory authority in these investigations and have provided information and testimony.  The Company and Stifel Nicolaus were named in a civil lawsuit filed in the Circuit Court of Milwaukee, Wisconsin (the "Wisconsin State Court") on September 29, 2008. The lawsuit has been filed against the Company, Stifel Nicolaus, Royal Bank of Canada Europe Ltd. ("RBC"), and certain other RBC entities (collectively the "Defendants") by the school districts and the individual trustees for the OPEB trusts (collectively the "Plaintiffs").

The suit arises out of purchases of certain CDO by the OPEB trusts. The RBC entities structured and served as "arranger" for the CDO. Stifel Nicolaus served as the placement agent/broker in connection with the transactions.  The school districts each formed trusts that made investments designed to address their OPEB liabilities.  The total amount of the investments made by the OPEB trusts was $200.0 million. Since the investments were made, the Company believes their value has declined significantly and may ultimately result in a total loss for the OPEB trusts.  The Plaintiffs have asserted that the school districts contributed $37.5 million to the OPEB trusts to purchase the investments. The balance of $162.5 million used to purchase the investments was borrowed by the OPEB trusts from Depfa Bank.  The recourse of Depfa Bank, as the lender, is each of the OPEB trusts' respective assets and the moral obligation of each school district. The legal claims asserted include violation of the Wisconsin Securities Act, fraud, and negligence. The lawsuit seeks equitable relief, unspecified compensatory damages, treble damages, punitive damages, and attorney's fees and costs. The Plaintiffs claim that the RBC entities and the Company and Stifel Nicolaus either made misrepresentations or failed to disclose material facts in connection with the sale of the CDO, and thus allegedly violated the Wisconsin Securities Act. The Company believes the Plaintiffs reviewed and understood the relevant offering materials and that the investments were suitable based upon, among other things, our receipt of written acknowledgement of risks from each of the Plaintiffs. The Wisconsin State Court denied the Defendants' motions to dismiss, and the Defendants have responded to the allegations of the Second Amended Complaint, denying the substantive allegations and asserting various affirmative defenses. Stifel Nicolaus and the RBC entities have asserted cross-claims for indemnity and contribution against each other. The Company continues to believe, based upon currently available information and review with outside counsel, that the Company has meritorious defenses to this lawsuit, and intends to vigorously defend all of the Plaintiffs' claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STIFEL FINANCIAL CORP.

Date: April 1, 2011	By:	/s/ James M. Zemlyak
James M. Zemlyak
Senior Vice President, Treasurer and Chief Financial Officer